As filed with the Securities and Exchange Commission on February 1, 2016

Registration No. 333-168621

Registration No. 333-191991

Registration No. 333-198287

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT

NO. 333-168621

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT

NO. 333-191991

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT

NO. 333-198287

UNDER

THE SECURITIES ACT OF 1933

AVAGO TECHNOLOGIES LIMITED

(Exact Name of Registrant as Specified in its Charter)

Singapore	98-0682363
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Yishun Avenue 7

Singapore 768923

(65) 6755-7888

(Address of Principal Executive Offices)

Corporation Service Company

1090 Vermont Avenue NW

Washington, D.C. 20005

(800) 222-2122

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Anthony J. Richmond	Patricia H. McCall
Latham & Watkins LLP	Rebecca Boyden
140 Scott Drive	c/o Broadcom Limited
Menlo Park, California 94025	1320 Ridder Park Drive
Telephone: (650) 328-4600	San Jose, California, 95131
Facsimile: (650) 463-2600	(408) 433-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to (A) the Registration Statement of Avago Technologies Limited. (the “Company”) on Form S-3 (File No. 333-168621) filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2010, (B) the Registration Statement of the Company on Form S-3 (File No. 333-191991) filed with the SEC on October 30, 2010 and (C) the Registration Statement of the Company (File No. 333-198287) filed with the SEC on August 21, 2014 ( each of the foregoing Registration Statements are referred to herein as a “Registration Statement” and, together, as the “Registration Statements”).

On February 1, 2016, pursuant to the terms of the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of May 28, 2015, by and among the Registrant, Pavonia Limited, Broadcom, Safari Cayman L.P., Avago Technologies Cayman Holdings Ltd., Avago Technologies Cayman Finance Limited, Buffalo CS Merger Sub, Inc. (“CS Merger Sub”) and Buffalo UT Merger Sub, Inc. (“UT Merger Sub,” and, together with CS Merger Sub, the “Merger Subs”), (a) the Registrant was acquired (indirectly) by Pavonia Limited pursuant to the terms of a scheme of arrangement under Singapore law consummated in accordance with Section 210 of the Companies Act (Chapter 50 of Singapore), and (b) the Merger Subs merged with and into Broadcom, with Broadcom as the surviving corporation in such mergers (collectively, the “Transactions”). As a result of the Transactions, both the Registrant and Broadcom became indirect subsidiaries of Pavonia Limited.

As a result of the Transactions, the Registrant has terminated any offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Avago Technologies Limited, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 1, 2016.

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Anthony E. Maslowski
Name:	Anthony E. Maslowski
Title:	Senior Vice President and Chief Financial Officer